EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-03025 and 333-56035 on Form S-8 of our reports dated March 7, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Weyco Group, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of Weyco Group, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
March 10, 2005